Exhibit (4)(F)(1)
Teachers Insurance and Annuity Association of America
730 Third Avenue, New York, N.Y. 10017-3206
Telephone: [800-842-2733]

Retirement Choice Plus Annuity Contract

Contractholder:	[XYZ Trust Company]

Contract Number:	[ T-xxxxx ]

Companion CREF Contract Number:	[ C-xxxxx/NONE]

Date of Issue:	[01 01 2016 ]
This contract is delivered in New York and is subject to the laws and regulations therein.

This is a legal contract between the contractholder, [XYZ Trust Company], as Trustee of the [Retirement Choice Plus Annuity Trust] (“Trust”), and us, Teachers Insurance and Annuity Association of America (TIAA). This page refers briefly to some of the features of this contract. The next pages set forth in detail the rights and obligations of TIAA, the employer and the contractholder under the contract. PLEASE READ THIS CONTRACT CAREFULLY. IT IS IMPORTANT.

GENERAL DESCRIPTION

The employer remits all premiums for this contract. Premiums are allocated between the Traditional Annuity and the Investment Accounts to the extent such allocation options are made available under the terms of the employer plan. TIAA reserves the right to stop accepting or to limit premiums under the contract at any time.

Traditional Annuity. Each premium allocated to the Traditional Annuity under this contract buys a guaranteed minimum amount of benefit payments, based on the rate schedule in effect at the time the premium is credited. Traditional Annuity accumulations will be credited with a guaranteed interest rate, and may also be credited with additional amounts declared by TIAA.

Investment Accounts. Each premium allocated to any of the Investment Accounts under this contract buys a number of accumulation units. Accumulations in the Investment Accounts are not guaranteed, and may increase or decrease depending on investment results. The separate account charges that apply to each Investment Account will reduce the net annual investment return. For all Investment Accounts other than the Real Estate Account, the separate account charge is guaranteed not to exceed [2.0%] per year of average net assets. The Real Estate Account separate account charge is guaranteed not to exceed [2.5%] per year of average net assets.

For questions about the contract or for help to resolve a problem, contact us at the address or phone number above.

Senior Vice President and                     President and
Corporate Secretary                     Chief Executive Officer

Group Flexible Premium Deferred Annuity
Fixed and Variable Accumulations
Nonparticipating

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TIAA Retirement Choice Plus Annuity Contract

INDEX OF PROVISIONS

	Section		Section
Accumulation		- Definition	15
- Definition	1	- Effective Date	63
- Employee’s	7	- Restrictions	65
- Employee’s Investment Account	43	- Restrictions on Transfers into the Real Estate
- Employee’s Traditional Annuity	37	Account - Additional	66
- Investment Account	42	Investment Account	16
- Report of	75	- Insulation of	73
- Traditional Annuity	36	- Modification of	74
Accumulation Units		Investment Company Act of 1940	76
- Definition	41	IRC	17
- Number of	47	Laws and Regulations - Compliance with	85
Additional Amounts	38	Lump-sum Benefit
Assignment -Void and of no effect	78	‑ Amount and Effective Date	59
Benefit Payment	48	‑ Availability	58
Benefits Based on Incorrect Data	82	Maturity Date	18
Business Day	3	Net Investment Factor
Claims of Creditors - Protection Against	84	- For Other Investment Accounts	44
Commuted Value	4	Ownership	77
Companion CREF Contract	32	Payee	19
Contestability	31	Payment to an Estate, Trustee, etc	80
Contract	30	Plan Benefit Payment	55
Correspondence with us	86	Plan Expense Reimbursement Agreement	70
Death Benefit		Premiums
‑ Amount of Payments	53	- Allocation of	34
‑ Beneficiary	2	‑ Payment of	33
- Definition	5	- Taxes	35
‑ Payment Methods	52	Proof of Survival	83
‑ Payments after Death of Beneficiary	54	Rate Schedule
Disruptive Transactions	72	- Change of	87
Elections and Changes ‑ Procedure for	79	- Definition	20
Employee	6	Real Estate Account
Employer	8	- Definition of	39
Employer Plan	9	Retirement Plan Loan
Employer Plan Fee Withdrawals	69	‑ Amount and Effective Date	60
‑ Definition	10	Revenue Credit Account	21
Equity Wash Restrictions	71	Revenue Credit Account Payment
ERISA	11	‑ Amount and Effective Date	57
Forfeiture Account	12	Roth Accounting	67
Forfeiture Account Payment		Second Annuitant	22
‑ Amount and Effective Date	56	Section 403(b) of the Internal Revenue Code	68
Funding Vehicle	12	Separate Account
General Account	14	- Charge	46
Gross Investment Factor	45	- Definition	23
Income Benefit		Service of Process upon TIAA	81
‑ Amount	51	Severance from Employment	24
‑ Options	49	Surrender Charge	25
‑ Post-mortem Payments	50	TIAA Access Account	40
Internal Transfers		Traditional Annuity	26
- Amount	62	Transfer Charge	27
- Availability	61	Valuation Day and Valuation Period	29
- Crediting	64

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Account Specifications Page

The following Investment Accounts are available as of the issue date of this contract. The employer plan may restrict the right to invest in some or all of the accounts:

TIAA Real Estate Account:

[TIAA Access Account Level [x] Subaccounts:

[Account 1]:

[Account 2]:

[Account 3]:
]

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For the purposes of section 71, competing funds will be defined as any of the following:

•	[Any money market fund]

•	[Any short-term bond fund or other fund comprised primarily of short-term bonds with an average duration of three years or less]

•	[The TIAA Real Estate Account]

•	[The TIAA Traditional Annuity]

•	[The TIAA Stable Value Separate Account-1 (SVSA-1)]

•
[The fixed or general account component of any other annuity contract or certificate under which the individual contract owner, certificate owner, or individual on whose behalf an individually allocated accumulation is being recorded under the terms of such contract, may be allowed, under the terms of such contract or certificate, to make discretionary withdrawals of his or her accumulations at any time, regardless of whether or not such withdrawals would be subject to a surrender charge.]

•	[A self-directed brokerage account]

•	[Specific fund names]

[If additional funding options are added to the employer plan after the issue date of the contract, TIAA reserves the right to determine at such time whether such funding options will be considered competing funds. ]

[The following funds will not be considered competing funds as of the date of issue of the contract:]

•	[All funding options available as of the date of issue that are not described above as Competing Funds]

•	[Fund name]

•	[Fund name]

[TIAA reserves the right to recategorize any of these funds as competing funds if it determines that a change in the fund’s investment practices and/or objectives warrants such a recategorization.]

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TIAA Retirement Choice Plus Annuity Contract

PART A: TERMS USED IN THIS CONTRACT

1.	The contract’s accumulation is equal to the sum of all employees’ accumulations, as well as any unallocated accumulations, under the contract.

2.
A beneficiary is any person eligible to receive death benefit payments upon the death of an employee. If none of the beneficiaries named is alive at the time of the employee’s death, or if, at the employee’s death, no beneficiary had ever been named for that employee, then the death benefit will be paid to the person entitled to such benefits under the terms of the employer plan. If the plan does not specify how to distribute such death benefits, the death benefit will be paid to the employee’s estate. If distributions to a named beneficiary are barred by operation of law, the death benefit due that beneficiary will be paid to the employee’s estate.

3.	A business day is any day that the New York Stock Exchange, or its successor, is open for trading. A business day ends at 4:00 P.M. Eastern time, or when trading closes on such exchange, if different.

4.
The commuted (discounted) value is a one‑sum amount paid in lieu of a series of payments that are not contingent upon the survival of an employee or second annuitant. It is less than the total of those payments, because future interest, included when computing the series of payments, will not be earned if payment is to be made in one sum. The commuted value of future payments is therefore the sum of those payments less the interest from the date of commutation to the date each payment would have been made. The same interest rate or rates used in computing the benefit payments will be used to determine the commuted value.

5.	The death benefit for an employee is the current value of the employee’s accumulation.

6.	An employee is any employee entitled to benefits under the employer plan.

7.
An employee’s accumulation is the sum of the employee’s Traditional Annuity accumulation (as defined in section 37) and the employee’s Investment Account accumulations (as defined in section 43). Employees’ rights with respect to these accumulations are those in accordance with the terms of the employer plan. If an employee has a severance from employment with the employer and fails to satisfy the vesting requirements of the employer plan, then in accordance with the terms of the employer plan, the amount of that employee’s accumulation may be applied to a forfeiture account where it will be maintained as an unallocated accumulation as described in section 28.

8.	The employer is [ABC Institution].

9.
The employer plan is the retirement plan of the employer as amended from time to time, or any successor retirement plan. Employees’ and beneficiaries’ eligibility to receive benefits available under the contract and the conditions of such benefit payments will be determined by reference to the employer plan, the terms of which comprise valid instructions from the plan administrator for the employer plan to the extent such plan terms do not enlarge the rights otherwise available under the contract. However, neither the contractholder nor the employer plan may modify the manner in which the amounts of any lump-sum benefits, death benefits, or annuity benefits available under the contract are to be calculated. The plan administrator for the employer plan must notify TIAA of any changes to the terms of the employer plan. If TIAA

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takes any action in good faith before receiving such notice, we will not be subject to liability even if our acts were contrary to the terms of the employer plan as modified by such change.

10.	Employer plan fee withdrawals are amounts deducted from the contract’s accumulation in accordance with the terms of the employer plan to pay fees associated with the administration of the plan.

11.	ERISA is the Employee Retirement Income Security Act of 1974, as amended.

12.
Forfeiture account. A forfeiture account is an unallocated suspense account that holds amounts forfeited when an employee has a severance from employment with the employer and fails to satisfy the vesting requirements of the employer plan. The forfeiture account accumulation is the total amounts held in such an account.

13.
A funding vehicle is an annuity contract (and any underlying investment options), custodial account trust, mutual fund, or other such similar arrangement designated to receive contributions under the employer plan. A funding vehicle may or may not be administered as part of TIAA’s recordkeeping services for the employer plan. A funding vehicle will be referred to as an internal funding vehicle if it is being administered under the same recordkeeping system as that which is maintaining the individual employee records for this contract, whether or not TIAA is providing those recordkeeping services. Otherwise a funding vehicle will be referred to as an external funding vehicle.

14.	The general account consists of all of TIAA's assets other than those in separate accounts.

15.
An internal transfer is the movement of accumulations between the employee’s Traditional Annuity accumulation and the employee’s Investment Account accumulations, among an employee’s Investment Account accumulations, or between this contract and a companion CREF contract, if any. The provisions concerning internal transfers are set forth in Part F.

16.
An Investment Account under this contract refers to the Real Estate Account. It also refers to any subaccount of any other Separate Account available under this contract, that holds shares of a fund or funds which are managed with a specified investment objective. The Investment Accounts available as of the issue date of this contract are listed on the account specifications page and, for accounts other than the Real Estate Account, are specific to the indicated level.

17.
The IRC is the Internal Revenue Code of 1986, as amended. All references to any section of the IRC shall be deemed to refer not only to such section but also to any amendment thereof, any successor statutory provisions, and any regulations thereunder.

18.
Contract and employee maturity dates. The contract maturity date is the date as of which all accumulations under the contract have been distributed or applied to provide benefit payments under the terms of the contract. As of such date, TIAA will have no further obligations under the contract beyond those associated with any ongoing payout annuity benefits. An employee maturity date is the date as of which all of an employee’s accumulation has been distributed or applied to provide benefit payments under the terms of the contract. As of such date, TIAA will have no further obligations under the contract with regard to that employee, beyond those associated with any ongoing payout annuity benefits being paid in connection with such employee. TIAA is not obliged to accept new premiums with regard to that employee.

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19.	The payee is a person named to receive any periodic payments or amounts due under an income option or death benefit payment method as explained in sections 50 and 54.

20.
The rate schedule sets forth the bases for computing the Traditional Annuity accumulation and any benefits and distributions arising from it. To the extent permitted by law, TIAA may change the rate schedule for amounts applied after the change, as explained in section 87.

21.
Revenue credit account (sometimes called an ERISA account). A Revenue Credit account is an unallocated suspense account established to cover reasonable and necessary Plan expenses or to provide credits to participant and beneficiary Plan accounts. The Revenue Credit account is comprised of payments that TIAA makes to it in its capacity as the Plan’s Recordkeeper. These payments are derived from the excess, if any, of fees paid by the Plan to TIAA in connection with the recordkeeping and administrative services for the funding options selected by the Plan, that exceed the actual costs incurred by TIAA. TIAA shall also remit to the Revenue Credit account refunds which it collects in its capacity as the Plan’s Recordkeeper, if any, from Plan fund providers when the fees paid by the Plan to such fund providers exceed the actual costs incurred by the Plan’s fund providers.

22.
A second annuitant is the person named when an employee starts to receive income under a two-life annuity, to receive an income for life if he or she survives the employee. The second annuitant may be any person eligible under TIAA's practices then in effect.

23.	The Separate Accounts are the accounts described in Part D.

24.
A severance from employment occurs when an employee is no longer employed by any of the entities that are part of the employer as defined herein. In accordance with the provisions of the IRC and applicable regulations, a severance from employment will be deemed to occur even if the employee continues to perform the same job for a different employer that does not maintain the employer plan after a merger, acquisition, consolidation or other business transaction.

25.	A surrender charge will be assessed against any portion of the Traditional Annuity accumulation withdrawn to provide any lump-sum benefit as shown in the rate schedule.

26.
The Traditional Annuity refers to the guaranteed annuity benefits under the contract. Each premium and internal transfer allocated to the Traditional Annuity under the contract buys a guaranteed minimum amount of income, based on the rate schedule in effect for the contract at the time the premium is paid.

27.	A transfer charge will be assessed against any portion of the Traditional Annuity accumulation deducted to provide an internal transfer as shown in the rate schedule.

28.
Unallocated accumulations. As permitted by applicable law and in accordance with the terms of the employer plan, under certain circumstances upon the mutual agreement of TIAA and the plan administrator for the employer plan, including but not limited to the maintenance of a forfeiture account or a revenue credit account (sometimes called an ERISA account), some or all of the contract’s accumulation may not be attributable to any individual employee under the employer plan. One or more such unallocated accumulation may be maintained on TIAA’s recordkeeping system and the amount of any such accumulation and any benefits arising from it will be determined as if it were a single employee’s accumulation without reference to any actual employees.

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29.
A valuation day is any business day. Valuation days end as of the close of all U.S. national exchanges where securities or other investments of the Investment Accounts are principally traded. A valuation period is the time from the end of a valuation day to the end of the next valuation day.

PART B: CONTRACT AND PREMIUMS

30.
The contract. This document and any endorsements thereto, constitute the entire contract between TIAA and the contractholder, and the provisions therein alone will govern with respect to the rights and obligations of TIAA and the contractholder. The payment of premiums is the consideration for the contract.

The sole responsibility of the contractholder (as Trustee of the Trust) is to serve as a party to the contract. The employer is an institution that is participating in the Trust.
The contract may be amended by agreement of TIAA and the contractholder without the consent of any other person, provided that such change does not reduce any benefit purchased under the contract up to that time. Any endorsement or amendment of this contract, waiver of any of its provisions, or change in rate schedule will be valid only if in writing and signed by an executive officer of TIAA.
Nothing in the contract invalidates or impairs any right granted to the certificate owner by the certificate.

31.	Contestability. The contract is incontestable.

32.
Companion CREF contract. The College Retirement Equities Fund (CREF) is a companion organization to TIAA. A companion CREF Retirement Choice Plus Annuity contract may have been delivered to the contractholder, as Trustee of the [Retirement Choice Plus Annuity Trust], when this contract was issued. The contract number for any such companion CREF contract is shown on page 1. If TIAA deletes all Investment Accounts and any of the Investment Accounts was, at any time, available under the terms of the employer plan, then a companion CREF Retirement Choice Plus Annuity contract will be issued, without application, as a funding vehicle for the employer plan, if such companion contract had not been previously issued.

33.
Premiums for this contract must be remitted under the terms of the employer plan. Premiums include any transfers, other than internal transfers, to this contract from other funding vehicles. Premiums may be stopped at any time without notice to TIAA and then resumed without payment of any past due premium or penalty of any kind.

TIAA reserves the right to stop accepting or to limit premiums under the contract at any time. TIAA will not accept premiums paid on behalf of an employee after the employee’s death. Premiums will be credited to the contract as of the end of the business day in which they are received by TIAA, at the location that TIAA will designate by prior written notice, in good order and in accordance with procedures established by TIAA or as required by law.

34.
Allocation of premiums. Premiums may be allocated to either the Traditional Annuity or the Investment Accounts to the extent such allocation options are made available under the terms of the employer plan. Premiums allocated to the Traditional Annuity increase the Traditional Annuity accumulation. Premiums allocated to an Investment Account purchase accumulation units in that Investment Account. TIAA will allocate premiums according to the most recent valid instructions we have received in accordance with the terms of the employer plan in a form

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acceptable to TIAA. If no valid allocation instructions have been received, we will allocate premiums in accordance with the terms of the employer plan.
TIAA may stop accepting or limit premiums to the Traditional Annuity or to any or all of the Investment Accounts at any time.

35.	Premium taxes. If premium taxes are incurred, they will be deducted from the contract accumulation, to the extent permitted by law.

PART C: TRADITIONAL ANNUITY ACCUMULATION

36.	The Traditional Annuity accumulation is the sum of all employees’ Traditional Annuity accumulations, as well as any unallocated Traditional Annuity accumulations, held under the contract.

37.
Employee’s Traditional Annuity accumulation. Except as described in section 28, TIAA will maintain Traditional Annuity accumulations on behalf of each employee in whose name amounts are credited to the Traditional Annuity under the contract. An employee’s Traditional Annuity accumulation is the amount so held under the contract for that employee. Any amounts added to or deducted from the Traditional Annuity accumulation under this contract will be attributed to individual employees’ Traditional Annuity accumulations, as applicable, in accordance with the terms of the employer plan. Employees’ rights with respect to these accumulations are those in accordance with the terms of the employer plan. If an employee has a severance from employment with the employer and fails to satisfy the vesting requirements of the employer plan, then in accordance with the terms of the employer plan, the amount of that employee’s accumulation may be applied to a forfeiture account where it will be maintained as an unallocated accumulation as described in section 28.

An employee’s Traditional Annuity accumulation is, with respect to amounts recorded and transactions made on behalf of that employee, the sum of:

A)	all premiums allocated to the Traditional Annuity; plus

B)	interest credited by TIAA at the guaranteed accumulation interest rate set forth in the rate schedule; plus

C)	any additional amounts credited to the Traditional Annuity by TIAA; plus
D)    any internal transfers to the Traditional Annuity; less

E)	any premium taxes incurred by TIAA for the Traditional Annuity; less

F)	any employer plan fee withdrawals and any minimum distribution payments paid from the Traditional Annuity; less

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G)	any charges for expenses and contingencies deducted by TIAA as set forth in the rate schedule; less

H)	any amounts deducted to provide any form of Traditional Annuity benefit payments; less

I)	any internal transfers from the Traditional Annuity; less

J)	any amounts forfeited as described above; less

K)	any surrender charges and/or transfer charges assessed by TIAA as set forth in the rate schedule.

38.
Additional amounts. TIAA may credit additional amounts to the Traditional Annuity accumulation. TIAA does not guarantee that there will be additional amounts. TIAA will determine at least annually if additional amounts will be credited. Additional amounts may also be paid with any Traditional Annuity benefits payable.

Any additional amounts credited to the Traditional Annuity accumulation will be credited under a schedule of additional amount rates declared by TIAA. For a Traditional Annuity accumulation in force as of the effective date of such a schedule, the additional amount rates will not be modified for a period of twelve months following the schedule's effective date. For any premiums and internal transfers applied to the Traditional Annuity during the twelve-month period described in the preceding sentence, TIAA may declare additional amounts at rates which remain in effect through the end of such twelve-month period. Thereafter, any additional amount rates declared for such premiums and internal transfers will remain in effect for periods of twelve months or more.

PART D: SEPARATE ACCOUNTS

39.
The Real Estate Account is designated as "VA-2" and was established by TIAA in accordance with New York law to provide benefits under this contract and other contracts. The assets and liabilities of separate account VA-2 are segregated from the assets and liabilities of the general account, and from the assets and liabilities of any other TIAA separate account. All premiums and internal transfers credited to the Real Estate Account become part of separate account VA-2.

40.
The TIAA Access Account (The Access Account) is designated as "VA-3" and was established by TIAA in accordance with New York law to provide benefits under this contract and other contracts. The assets and liabilities of separate account VA-3 are segregated from the assets and liabilities of the general account, and from the assets and liabilities of any other TIAA separate account. All premiums and internal transfers credited to the Access Account become part of separate account VA-3.

41.
Accumulation unit. Each Investment Account maintains a separate accumulation unit. The value of each Investment Account’s accumulation unit is calculated at the end of each valuation day. For Investment Accounts other than the Real Estate Account, the value of an Investment Account’s accumulation unit as of the end of each valuation day is equal to the previous day's value multiplied by that account’s net investment factor. For the Real Estate Account, the value of an accumulation unit as of the end of each valuation day is determined by dividing A) the value of the account’s accumulation fund as of the end of the valuation day by B) the total number of accumulation units in the account outstanding as of the end of the valuation day. The value of the Real Estate Account’s accumulation fund and the total number of accumulation units does not include the impact of units added or subtracted as of that valuation day. The Real

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Estate Account’s accumulation fund equals the portion of the account's total net assets allocated to unitholders in the accumulation period. The value of the Real Estate Account’s accumulation fund at the end of a valuation day equals the corresponding value at the end of the previous valuation day, increased by amounts added to the fund during the current period and reduced by amounts withdrawn from the fund during the current period. These changes include the increase by the allocated portion of the current period's net investment income and capital gains and the decrease by the allocated portion of the current period's capital losses and separate account charges incurred since the previous valuation day. This allocated portion is determined in accordance with the proportion of the account’s accumulation fund relative to the account’s total net assets as of the end of the previous valuation day as adjusted for additions to and withdrawals from each fund as of the beginning of the current period.

42.
An Investment Account accumulation is the sum of all employees’ Investment Account accumulations, as well as any unallocated Investment Account accumulations, for a particular Investment Account, held under the contract.

43.
An employee’s Investment Account accumulation is equal to the number of accumulation units owned under the contract on behalf of that employee, in that Investment Account, multiplied by the value of one accumulation unit in that Investment Account. Investment Account accumulations are variable and are not guaranteed. They may increase or decrease depending on the investment results of the funds underlying the Investment Accounts.

Any amounts added to or deducted from any of the Investment Account accumulations under this contract will be attributed to individual employee’s Investment Account accumulations, as applicable, in accordance with the terms of the employer plan. Employees’ rights with respect to these accumulations are those in accordance with the terms of the employer plan. If an employee has a severance from employment with the employer and fails to satisfy the vesting requirements of the employer plan, then in accordance with the terms of the employer plan, the amount of that employee’s accumulation may be applied to a forfeiture account where it will be maintained as an unallocated accumulation as described in section 28.

44.
The Net Investment Factor for any Investment Account other than the Real Estate Account equals that account’s gross investment factor minus the separate account charge incurred for that account since the previous valuation day.

45.	Each Investment Account other than the Real Estate Account has its own Gross Investment Factor. An Investment Account's Gross Investment Factor equals A divided by B, as follows:

A equals
i.    the value of the shares in the fund(s) held by the account, as reported to us by the fund(s), as of the end of the valuation day, excluding the net effect of contractholders’ transactions (i.e., premiums received, benefits paid, and transfers to and from the account) made during that day; plus

ii.	investment income and capital gains distributed to the account; less

iii.	any amount paid and/or reserved for tax liability resulting from the operation of the account since the previous valuation day.

B equals	the value of the shares in the fund(s) held by the account as of the end of the prior valuation day, including the net effect of contractholders' transactions made during the prior valuation day.

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46.
Each Investment Account has its own separate account charge. The separate account charge for the Real Estate Account is assessed for mortality and expense risk, liquidity risk, and administrative and investment advisory services. The Real Estate Account separate account charge can be increased or decreased at the discretion of TIAA and is guaranteed not to exceed [2.50%] per year of average net assets.

The separate account charge for any Investment Account other than the Real Estate Account is assessed for mortality and expense risk and administration. The separate account charge for any subaccount of TIAA VA-3 under this contract can be increased or decreased at the discretion of TIAA and is guaranteed not to exceed [2.0%] per year of that Investment Account’s average net assets.

47.	Number of Accumulation Units. The number of accumulation units in an Investment Account under this contract will be increased by:

A)	any premiums allocated to that Investment Account; and

B)	any internal transfers made to that Investment Account;

and will be decreased by:

C)	the application of any accumulations in that Investment Account to provide any available form of benefit payments as described in Part E;

D)	any internal transfers from the accumulation in that Investment Account to the Traditional Annuity, another Investment Account, or the companion CREF contract;

E)	any amounts forfeited as described in section 43;

F)	any premium taxes incurred by TIAA for that Investment Account in this contract;

G)	any employer plan fee withdrawals from that Investment Account; and

H)	any minimum distribution payments paid from that Investment Account.

The increase or decrease in the number of accumulation units on any valuation day is equal to the net dollar value of all transactions divided by the value of the Investment Account's accumulation unit as of the end of the business day on which the transaction becomes effective.

PART E: BENEFIT PAYMENTS

48.	A benefit payment is any of the following types of payments made from this contract, under the terms of the employer plan.

An income benefit is a payment to an employee made under one of the options described in section 49.

A death benefit payment is a payment to a beneficiary under one of the methods described in section 52.

A plan benefit payment is a single-sum payment of an employee’s entire accumulation made directly to an employee, beneficiary, or the estate of an employee or beneficiary as a benefit distribution under the terms of the employer plan. A plan benefit payment is only

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available when an employee has a severance from employment with the employer and is subject to the restrictions on mandatory distributions under the IRC. A plan benefit payment may also be applied to a TIAA annuity contract or certificate issued to an employee.

A forfeiture account payment is the payment of amounts held under a forfeiture account as described in sections 37, 43, and 56.

A revenue credit account payment is the payment of amounts held under a revenue credit account as described in section 57.

A lump-sum benefit is a single-sum payment, made at the voluntary direct affirmative request of an employee, of some or all of an employee’s accumulation, less any applicable surrender charges.

A retirement plan loan is a disbursement of some or all of an employee’s accumulation to provide loans.

49.
Income options are the ways in which an employee’s income benefit may be paid. The income options are available from an employee’s Traditional Annuity accumulation only. Some or all of an employee’s Investment Account accumulations may be transferred to the employee’s Traditional Annuity accumulation to provide benefits under these options.

The choice of option may be made any time before such income benefit payments begin. The choice may be changed any time before payments begin, but once they have begun, the election to begin receiving benefits is irrevocable and no change can be made. The application of an amount to purchase an income option will result in a corresponding reduction in the employee's accumulation for the full amount applied. The employee may not begin a one-life annuity after he or she attains age 90, nor may the employee begin a two-life annuity after the employee or the second annuitant attains age 90.
If the plan administrator for the employer plan or his or her designee notifies us that distribution from an employee’s accumulation must begin under the minimum distribution rules of federal tax law, we will begin distributions satisfying such requirements.

The following are the available options:

One-life annuity. A payment will be made to the employee each month for as long as he or she lives. A guaranteed period of 10, 15, or 20 years may be included. If no guaranteed period is included, all payments will cease at his or her death. If a guaranteed period is included and the employee dies before the end of that period, payments will continue until the end of that period and then cease, as explained in section 50.

Two-life annuity. A payment will be made to the employee each month for as long as he or she lives. After the employee's death, a payment will be made each month to the second annuitant, for as long as such second annuitant lives. The choice of second annuitant may not be changed after payments to the employee have begun. A guaranteed period of 10, 15, or 20 years may be included. If no guaranteed period is included, all payments will cease after both the employee and the second annuitant have died. The following forms of two-life annuity are available.

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TIAA Retirement Choice Plus Annuity Contract

Full benefit to survivor. At the death of either the employee or the second annuitant, the full amount of the monthly payments that would have been paid if they both had lived will continue to be paid to the survivor. If a guaranteed period is included and the employee and the second annuitant both die before the end of the period chosen, the full amount of the monthly payments that would have been paid if both had lived will continue to be paid until the end of that period and then cease, as explained in section 50.

Two-thirds benefit to survivor. At the death of either the employee or the second annuitant, two-thirds of the monthly payments that would have been paid if they both had lived will continue to be paid to the survivor. If a guaranteed period is included and the employee and the second annuitant both die before the end of the period chosen, two-thirds of the monthly payments that would have been paid if they both had lived will continue to be paid until the end of that period and then cease, as explained in section 50.

Half benefit to second annuitant. The full monthly payments will continue to be paid as long as the employee lives. After the employee's death, if the second annuitant survives the employee, one-half of the monthly payments that would have been paid if the employee had lived will continue to be paid to the second annuitant. If a guaranteed period is included and the employee and the second annuitant both die before the end of the period chosen, one-half of the monthly payments that would have been paid if the employee had lived will continue to be paid until the end of that period and then cease, as explained in section 50.

Three-quarters benefit to second annuitant. The full monthly payments will continue to be paid as long as the employee lives. After the employee's death, if the second annuitant survives the employee, three-quarters of the monthly payments that would have been paid if the employee had lived will continue to be paid to the second annuitant. If a guaranteed period is included and the employee and the second annuitant both die before the end of the period chosen, three-quarters of the monthly payments that would have been paid if the employee had lived will continue to be paid until the end of that period and then cease, as explained in section 50.

50.
Post-mortem payments during a guaranteed period. Any periodic payments or other amounts remaining due after the death of the employee and the death of the second annuitant, if any, during a guaranteed period will be paid to the payee named to receive them. The payee designated to receive these payments is named at the time the income option is chosen.

A payee may choose to receive in one sum the commuted value of any remaining periodic payments that do not involve life contingencies, unless prohibited under the terms of the employer plan. If no payee was named to receive these payments, or if no one so named is then living, we will pay the remaining payments due or the commuted value of the remaining periodic payments in one sum to the estate of the employee, or to the estate of the last survivor of the employee and the second annuitant if a two-life annuity has been chosen.
If a payee receiving payments during a guaranteed period dies while payments remain due, the commuted value of any remaining payments due to that person will be paid to any other surviving payee that had been named to receive them. If no payee so named is then living, the commuted value will be paid to the estate of the last payee who was receiving these benefit payments.

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51.	The amount of the income benefit payable to an employee will be determined as of the effective date for that income option, on the basis of:

A)	the income option chosen;

B)	if a one-life annuity is chosen, the employee’s age;

C)	if a two-life annuity is chosen, the employee’s age and the second annuitant's age;

D)	the amount of the employee’s Traditional Annuity accumulation applied to provide the income benefit; and

E)	the rate schedule or schedules under which any premiums and internal transfers were applied to the Traditional Annuity accumulation on behalf of that employee.

If the income benefit payable to the employee would be less than [$100] a month, TIAA will have the right to change to quarterly, semi‑annual or annual payments, whichever will result in payments of [$100] or more and the shortest interval between payments. If different rate schedules apply to different parts of an employee’s Traditional Annuity accumulation, the portion applied to provide the income benefit chosen will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA.

52.
Death benefit payment methods are the ways in which a beneficiary may receive the death benefit. The single-sum payment method is available from all or any part of an employee’s accumulation. The other methods are available from the employee’s Traditional Annuity accumulation only. All or any part of the employee’s Investment Account accumulations may be transferred to the employee’s Traditional Annuity accumulation to provide benefits under the other payment methods.

The choice of method may be made any time before the date the death benefit payment is paid or begins. The choice may be changed any time before payments begin, but once they have begun, no change can be made. The application of an amount to purchase an annuity method of payment of the death benefit will result in a corresponding reduction in the employee's accumulation for the full amount applied. If the amount of the death benefit due to any one beneficiary is less than [$5,000], TIAA may change the method of payment for the portion of the death benefit payable to that beneficiary to the single-sum payment method. A beneficiary may not begin to receive the death benefit under the one-life annuity method after he or she attains age 90.
If the plan administrator for the employer plan or his or her designee notifies us that distribution from an employee’s accumulation must begin under the minimum distribution rules of federal tax law, we will begin distributions satisfying such requirements.

The following are the available methods:

Single-sum payment. The death benefit will be paid to the beneficiary in one sum.

One-life annuity. A payment will be made to the beneficiary each month for life. A guaranteed period of 10, 15, or 20 years may be included. If a guaranteed period isn't included, all payments will cease at the death of the beneficiary. If a guaranteed period is included and the beneficiary dies before the end of that period, monthly payments will continue until the end of that period and then cease, as explained in section 54.

53.	The amount of death benefit payments under a one-life annuity will be determined as of the date payments are to begin by:

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A)	the amount of the employee’s Traditional Annuity accumulation applied to the one-life annuity;

B)	the rate schedule or schedules under which any premiums and internal transfers were applied to the Traditional Annuity accumulation on behalf of that employee; and

C)	the age of the beneficiary.

If any method chosen would result in payments of less than [$100] a month, TIAA will have the right to require a change in choice that will result in payments of at least [$100] a month. If different rate schedules apply to different parts of an employee’s Traditional Annuity accumulation, the portion applied to provide the death benefit payment method chosen will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA.

54.
Payments after the death of a beneficiary. Any periodic payments or other amounts remaining due after the death of a beneficiary during a guaranteed period will be paid to the payee named to receive them. The commuted value of these payments may be paid in one sum unless prohibited under the terms of the employer plan. The payee designated to receive these payments is named at the time the payment method is chosen.

If no payee was named to receive these payments, or if no one so named is living at the death of the beneficiary, the commuted value will be paid in one sum to the beneficiary’s estate.
If a payee receiving these payments dies before the end of the guaranteed period, the commuted value of any payments still due that person will be paid to any other payee named to receive it. If no one has been so named, the commuted value will be paid to the estate of the last payee who was receiving these payments.

55.
Amount and effective date of a plan benefit payment. If an employee has a severance from employment with the employer, we may distribute all of that employee’s accumulation as a plan benefit payment in accordance with the terms of the employer plan and subject to the restrictions on mandatory distributions under the IRC.

A plan benefit payment will be effective as of the end of the business day in which we receive the plan administrator’s request for the plan benefit payment in a form acceptable to TIAA. The plan administrator for the employer plan may defer the effective date of the plan benefit payment until any business day following the date on which we receive the request. TIAA will determine all values as of the end of the effective date. A plan benefit payment may not be revoked after its effective date. TIAA may defer the payment of a Traditional Annuity plan benefit payment for up to six months.

56.
Amount and effective date of a forfeiture account payment. In accordance with and to the extent permitted by the terms of the employer plan, the plan administrator for the employer plan may request a withdrawal of some or all of the forfeiture account accumulation, if any, to pay reasonable and necessary plan expenses, provide additional contributions to plan participant accounts, or for use as a premium offset of plan contributions. To the extent such payments are used to reduce the employer's obligation to make contributions on behalf of other employees, they will be treated under the terms of the contract as premiums newly allocated to such employees’ accumulations. Such payments will only be made directly to the plan administrator for the employer plan or to another funding vehicle selected by the plan administrator for the employer plan to administer such payments, following procedures that enable TIAA to determine that such payments are permitted under ERISA and/or applicable state law.

A forfeiture account payment will be effective as of the end of the business day in which we receive the plan administrator’s request for the forfeiture account payment in a form

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acceptable to TIAA. The plan administrator for the employer plan may defer the effective date of the forfeiture account payment until any business day following the date on which we receive the request. TIAA will determine all values as of the end of the effective date. A forfeiture account payment will reduce the forfeiture account accumulation by the amount paid. If different rate schedules apply to different parts of the Traditional Annuity portion of the forfeiture account accumulation, such reduction will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA. A forfeiture account payment may not be revoked after its effective date.

57.
Amount and effective date of a revenue credit account payment.The plan administrator for the employer plan may instruct us in writing to withdraw all or part of a Revenue Credit account accumulation to pay reasonable and necessary Plan expenses or to issue credits to participant and beneficiary Plan accounts. Revenue Credit account payments will only be made directly to the plan administrator for the employer plan or to another funding vehicle selected by the plan administrator for the employer plan to administer such payments, following procedures that enable TIAA to determine that such payments are permitted under ERISA and/or applicable state law. All amounts in the Revenue Credit account must be disbursed no later than the end of the 12-month period following the date in which they are deposited into the Revenue Credit account.

A Revenue Credit account payment will be effective as of the end of the business day in which we receive the plan administrator’s written request for the Revenue Credit account payment. The plan administrator for the employer plan may defer the effective date of the Revenue Credit account payment until any business day following the date on which we receive the request. TIAA will determine all values as of the end of the effective date. A Revenue Credit account payment reduces the accumulation from which it is paid by the amount paid. If different rate schedules apply to different parts of the Revenue Credit account’s Traditional Annuity accumulation, such reduction will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA. A Revenue Credit account payment may not be revoked after its effective date.

58.
Availability of the lump-sum benefit. In accordance with and to the extent permitted by the terms of the employer plan, an employee may withdraw his or her Traditional Annuity accumulation or any of his or her Investment Account accumulations as a lump-sum benefit. Such withdrawal must be for all of an accumulation or any part of any accumulation not less than [$1,000]. TIAA reserves the right to limit lump-sum benefits from an employee’s Traditional Annuity accumulation and each of an employee’s Investment Account accumulations to not more than one in a calendar quarter.

59.
Amount and effective date of a lump-sum benefit. If an employee chooses a lump-sum benefit from his or her Traditional Annuity accumulation, we will pay the portion of the employee’s Traditional Annuity accumulation chosen, less any surrender charge in accordance with the applicable rate schedule or schedules. If an employee chooses a lump-sum benefit from the employee’s Investment Account accumulations, we will pay the portion of the employee’s Investment Account accumulation chosen. Payment of a lump-sum benefit reduces the accumulation from which it is paid by the amount chosen, including any surrender charge. If different rate schedules apply to different parts of an employee’s Traditional Annuity accumulation, the portion applied to provide the lump-sum benefit will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA.

Any choice of lump-sum benefit must be made by notice to TIAA as explained in section 79 in a form acceptable to TIAA. A lump-sum benefit will be effective as of the business day

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on which we receive, in a form acceptable to TIAA, an employee’s request for a lump-sum benefit. An employee may choose to defer the effective date of the lump-sum benefit until any business day following the date on which we receive the request. TIAA will determine all values as of the end of the effective date. TIAA reserves the right to receive satisfactory evidence that a lump-sum benefit payment is being made at the voluntary direct affirmative request of an employee before effecting the payment. An employee can't revoke a request for a lump-sum benefit after its effective date.
TIAA may defer the payment of a Traditional Annuity lump-sum benefit for up to six months.

60.
Amount and effective date of a retirement plan loan. If the employer plan so provides and in accordance with section 72(p) of the IRC, as amended, and ERISA, to the extent applicable, an employee may request a retirement plan loan from his or her Traditional Annuity accumulation or his or her Investment Account accumulations, at any time prior to that employee’s maturity date. The amount of a retirement plan loan may generally not exceed the least of:

i)	the total of the employee’s Traditional Annuity accumulation and the Investment Account accumulations;

ii)	[50%] of the present value of the employee’s vested accrued benefit under any of the employee’s employer's plans; and
iii)    [$50,000]
In determining the amount available for a retirement plan loan, all plans of the employee’s employer, including 403(b), 401(a), 403(a) and 457(b) plans, to the extent loans are available, and all such plans of any related employers under IRC Section 414(b), (c) or (m) shall be considered employer plans for this purpose.
A request for a retirement plan loan must be made on or before the employee’s maturity date. A retirement plan loan will be effective as of the business day on which we receive the employee’s request, in a form acceptable to TIAA as well as any spousal waiver that may be required under ERISA or the terms of the employer plan. TIAA will determine all values as of the end of the effective date. A request for a retirement plan loan can’t be revoked after its effective date. TIAA may defer the payment of a retirement plan loan from the Traditional Annuity accumulation for up to six months.
A retirement plan loan reduces the accumulations from which it is paid by the amount of the loan chosen. The loan will be issued in accordance with the terms of a loan agreement. The loan agreement will describe the terms, conditions and any fees or charges for the loan. Any loan repayments applied to this contract will be applied as new premiums. If an employee chooses a retirement plan loan from his or her Traditional Annuity accumulation and different rate schedules apply to different parts of his or her accumulation, the reduction in his or her accumulation will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA.

PART F: INTERNAL TRANSFERS

61.
Availability of Internal Transfers. In accordance with and to the extent permitted by the terms of the employer plan, an employee may transfer between his or her Traditional Annuity accumulation and his or her Investment Account accumulations, among his or her Investment Account accumulations, from all or part of his or her Traditional Annuity accumulation or Investment Account accumulations to the companion CREF contract, if any, or may transfer from his or her accumulation in any such companion CREF contract to this contract. TIAA

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reserves the right to limit internal transfers from an employee’s Traditional Annuity accumulation and each of an employee’s Investment Account accumulations to not more than one in a calendar quarter. Any internal transfer to or from CREF is subject to the terms of the companion CREF contract and CREF’s Rules of the Fund. TIAA reserves the right to stop accepting or to limit internal transfers to the Traditional Annuity and/or internal transfers to the Real Estate Account at any time.

62.
Amount of internal transfer. Internal transfers may be for all of an employee’s Traditional Annuity accumulation or all of any of an employee’s Investment Account accumulations, or any part of any of these accumulations not less than [$1,000]. If an employee chooses to transfer from his or her Traditional Annuity accumulation, the amount to be transferred will be reduced by any transfer charge in accordance with the applicable rate schedule or schedules.

An internal transfer reduces the accumulation from which it is paid by the amount transferred, including any transfer charge. If different rate schedules apply to different parts of an employee’s Traditional Annuity accumulation, the portion applied to provide the transfer will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA.

63.
Effective date of internal transfer. An internal transfer will be effective as of the end of the business day in which we receive an employee’s request for an internal transfer in a form acceptable to TIAA. An employee may defer the effective date of the internal transfer until any business day following the date on which we receive the request. TIAA will determine all values as of the end of the effective date. TIAA reserves the right to receive satisfactory evidence that an internal transfer is being made at the voluntary direct affirmative request of an employee before effecting the transfer. An employee can't revoke a request for an internal transfer after its effective date. TIAA may defer the effective date of an internal transfer from the Traditional Annuity for up to six months.

64.
Crediting internal transfers. Internal transfers to an employee’s Traditional Annuity accumulation are credited to the Traditional Annuity as of the end of the effective date of the internal transfer and begin participation in the Traditional Annuity as of the following day. Internal transfers to an employee’s Investment Account accumulations purchase accumulation units as of the end of the effective date of the internal transfer.

65.
Restrictions on transfers. To the extent permitted by applicable law, we may reject, limit, defer or impose other conditions on transfers into or out of an Investment Account in order to curb frequent transfer activity to the extent that comparable limitations are imposed on the purchase, redemption or exchange of shares of any of the funds held by an Investment Account. TIAA reserves the right to stop accepting or to limit internal transfers to any of the Investment Accounts under Separate Account VA-3 to the extent any such subaccount is to be deleted within 120 days, in accordance with section 74.

A fund in which an Investment Account invests may impose a redemption charge on its assets that are redeemed out of the fund in connection with a transfer. The fund determines the amount of the redemption charge and the charge is retained by or paid to the fund and not by or to TIAA. The redemption charge may affect the number and value of accumulation units transferred out of the Investment Account that invests in that fund and, therefore, may affect the Investment Account accumulation.

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66.
Additional restrictions on transfers into the Real Estate Account. For the purposes of this section, an internal funding vehicle transfer is the movement of accumulations among or between any of the following:

i.    the Traditional Annuity accumulation held on behalf of an employee
ii.    the Real Estate Account accumulation held on behalf of an employee
iii.    any other Investment Account accumulation held on behalf of an employee

iv.	the CREF accumulation held on behalf of an employee in a companion CREF certificate

v.	any other funding vehicle accumulation held on behalf of an employee which is administered by TIAA or CREF on the same record-keeping system as this contract.

However, an internal funding vehicle transfer does not include any of the following:

i.    Systematic withdrawals and transfers (SWATs)
ii.    Automatic rebalances
iii.    Any transaction arising from a TIAA sponsored advice product or service
iv.    Transfer Payout Annuity (TPA) payments directed to the Real Estate Account.

Internal funding vehicle transfers may not be applied to the Real Estate Account accumulation held on behalf of an employee if the Real Estate Accumulation held on behalf of an employee under this contract and any other TIAA annuity contract or certificate already exceeds a threshold amount of [$150,000], or if after giving effect to such transfer, such threshold would be exceeded. Any internal funding vehicle transfer which cannot be applied pursuant to this rule will be rejected in its entirety and we will communicate such rejection to the employee.
The Real Estate Account accumulation unit values used in applying this provision will be those calculated as of the valuation day preceding the day on which the proposed transfer is to be effective. For the purpose of this provision, the total value of the Real Estate Account accumulation held on behalf of an employee will include the value of any pending internal funding vehicle transfers into the Real Estate Account accumulation held on behalf of the employee under any TIAA annuity contracts or certificates.
TIAA reserves the right in the future to increase or decrease the threshold dollar amount associated with this provision. However, the threshold amount will never be less than [$100,000]. If, as of the effective date of such a change in the threshold amount, the total value of the Real Estate Account accumulation held on behalf of an employee under this contract and any other TIAA annuity contract or certificate already exceeds the new threshold amount, the employee will not be required to reduce such accumulation to a level at or below the new threshold. TIAA also reserves the right in the future to include among the restricted transactions any of the categories currently excluded above or to include any categories of transactions associated with services that may be introduced in the future. Any such future changes will only affect transactions with effective dates on or after the effective date of such change. The contractholder will be given at least two months advance written notice of any such change.
Nothing in this section shall be construed to limit TIAA’s right to stop accepting or to limit premiums and/or internal transfers to the Real Estate Account at any time.

PART G: GENERAL PROVISIONS

67.	Roth accounting. Notwithstanding any other provision in this contract, all amounts added to or deducted from accumulations under the contract will be accounted for separately to the extent

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required by IRC Section 402A, or any successor section governing Roth amounts. If there is a change in IRC Section 402A, this provision shall be construed as referring to such section as changed.

68.
Section 403(b). Notwithstanding any other provision in this contract, if this contract is intended to comply with Section 403(b) of the Internal Revenue Code of 1986, as amended, its terms shall be interpreted accordingly. As such, TIAA and the employer shall apply the limitations of and follow the requirements of Treasury Regulation sections 1.403(b)-3(a)(4) (deferral limitations), 1.403(b)-3(a)(6) (minimum required distributions), 1.403(b)-3(a)(7) (rollover distribution requirements), 1.403(b)-3(a)(8) (limitation on incidental benefits) and 1.403(b)-3(a)(9) (maximum annual additions) and such other limitations, requirements or successor Treasury regulation sections as may be promulgated pursuant to Applicable Law.

69.
Employer plan fee withdrawals. To the extent provided by the terms of the employer plan, and in accordance with TIAA’s procedures, TIAA will withdraw amounts from the contract’s accumulation, to pay fees associated with the administration of the plan.

The amount and the effective date of an employer plan fee withdrawal will be in accordance with the terms of the employer plan. TIAA will determine all values as of the end of the effective date. An employer plan fee withdrawal cannot be revoked after it has been withdrawn.
An employer plan fee withdrawal reduces the accumulation from which it is paid by the amount withdrawn.
No surrender charge applies to employer plan fee withdrawals.
If a portion of an employer plan fee withdrawal is payable from an employee’s Traditional Annuity accumulation and different rate schedules apply to different parts of the employee’s accumulation, the portion applied to provide the withdrawal will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA.

70.
Plan Expense Reimbursement Agreement. TIAA and the plan administrator for the employer plan may enter into a plan expense reimbursement agreement under which TIAA shall agree to pay certain reasonable and necessary plan expenses on behalf of the employer plan.

71.
Equity Wash Restrictions. If an internal transfer from the Traditional Annuity or a lump-sum benefit from the Traditional Annuity is to be applied, whether directly or indirectly, to an internal funding vehicle which has been designated as a competing fund, the amount of the transfer must first be applied to an internal funding vehicle which is a non-competing fund and remain in a non-competing fund for a period of at least 90 days from the effective date of the transfer. At the end of such 90-day period, the amount available to be subsequently applied to a competing fund, would be the amount originally transferred net of any increase or decrease in value resulting from the participation in the non-competing fund(s) during the 90-day period, determined in accordance with the applicable terms of those funds. This 90-day restriction (commonly known as an “equity wash”) will be administered in a manner such that when such an amount is removed from the Traditional Annuity and applied to a non-competing fund, the full 90-day period must elapse before any transfer or withdrawal made from non-competing funds and applied to competing funds will be allowed to reduce the total non-competing fund balance below the amount of the transaction that triggered the 90-day period. These “equity wash” restrictions will not apply to transactions made in connection with automated periodic or pre-scheduled purchase, redemption, exchange or transfer arrangements, including, but not limited to, salary reduction agreements, plan benefit payments, “dollar cost averaging” programs, asset allocation programs, or periodic “account rebalancing” programs.

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Irrespective of the provisions above, a transfer from the contract may not be applied to a TIAA or CREF Supplemental Retirement Annuity (SRA), a TIAA or CREF Group Supplemental Retirement Annuity (GSRA), or any other TIAA contract providing for liquidity provisions similar to the aforementioned contracts.

72.
Disruptive transactions. TIAA reserves the right to restrict transfers into or out of the Traditional Annuity for any employee identified as undertaking a pattern of disruptive trading. The restriction period will start no earlier than 10 days after being notified in writing by TIAA and will continue for the remainder of the calendar quarter and the following calendar quarter. Subsequent instances of disruptive trading can result in the restriction being reinstated. For purposes of this provision, a disruptive trading pattern is defined as one in which an employee cumulatively transfers more than [$8 million] into and / or out of the Traditional Annuity within a [60] day period.  For purposes of determining the dollar amount of transfers under this provision, the amount of transfers in will be added to the amount of transfers out during each rolling [60] day period to determine whether the [$8 million] threshold has been reached.

73.
Insulation of the Investment Accounts. TIAA owns the assets in each Investment Account. To the extent permitted by law, the assets in each Investment Account will not be charged with liabilities arising out of any other business TIAA may conduct. All income, investment gains and investment losses of each Investment Account, whether or not realized, will be credited to or charged against only that account without regard to TIAA's other income, gains or losses.

74.
Modification of an Investment Account. We may, as permitted by applicable law, combine or delete Investment Accounts. We may add other Investment Accounts in accordance with the terms of the employer plan. We may also, as permitted by applicable law and the New York Department of Financial Services, change or substitute the fund(s) whose shares are held by the Investment Accounts. If any Investment Accounts were, at any time, available under the terms of the employer plan, and all Investment Accounts are subsequently deleted, then a companion CREF contract will be issued to the contractholder at the time of the deletion, if one had not been previously issued. If accumulation units are owned under the contract in an Investment Account that is deleted, the units must be transferred to the Traditional Annuity accumulation or to the companion CREF contract in accordance with the terms of the employer plan.

75.	Report of accumulation. At least once each year, we will provide the contractholder with a report for this contract. It will show the value of the accumulation.

76.
Investment Company Act of 1940. The TIAA Access Account is a unit-investment trust which is a registered investment company under the Investment Company Act of 1940. However, we may operate the separate account using any other form permitted under the Act. Also, we may deregister the separate account under the Act, subject to compliance with applicable law.

77.	Ownership. The contractholder owns this contract.

78.	No assignment or transfer. No one may assign, pledge, or transfer ownership of this contract or any benefits under its terms. Any such action will be void and of no effect.

79.
Procedure for elections and changes and requests for benefits. Notice in a form acceptable to TIAA and including all information required by TIAA must be provided to TIAA identifying each person that becomes eligible for benefit payments. Upon receipt of proof of an employee’s death, we will divide that employee’s accumulation into as many portions as there are validly

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designated beneficiaries for that employee’s accumulation. If different rate schedules apply to different parts of that employee’s Traditional Annuity accumulation, the resulting portions will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA. Each validly designated beneficiary will then have the right to make elections available under this contract in connection with his or her portion of such employee’s accumulation.
The right of an employee (or the employee’s beneficiaries, after the employee’s death) to make choices and elections available under the contract, with respect to that employee’s accumulation under the contract, are subject to the terms of the employer plan. Such rights include but are not limited to the right to allocate premiums, name a second annuitant, designate beneficiaries and payees, elect lump-sum benefits, make transfers, and choose forms of benefit payment.
To be valid, any choices or elections available under the contract must be made in a form acceptable to TIAA at a location that we designate. Valid instructions will take effect as of the date TIAA receives the instructions. TIAA will only accept as valid, instructions received from the party entitled to issue the instruction, as determined by our records. If TIAA takes any action in good faith before receiving a valid instruction, we will not be subject to liability even if our acts were contrary to such instruction. All benefits are payable at our home office or at another location that we designate.
For purposes of determining the effective dates of any transactions and premium receipts, transaction requests and premiums will only be deemed to have been received when they are received by TIAA, or its appropriately designated agent, in good order, in accordance with procedures established by TIAA or as required by law. No available transaction may be made effective on a day that is not a business day. TIAA reserves the right to limit the number of transactions that may be made effective on a single business day.

80.
Payment to an estate, trustee, etc. Upon the death of an employee, TIAA reserves the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee or other entity that isn't a natural person. TIAA won't be responsible for the acts or neglects of any executor, trustee, guardian, or other third party receiving payments under this contract. If a trustee of a trust is designated as beneficiary, TIAA is not obliged to inquire into the terms of the underlying trust or any will.

If death benefits become payable to the designated trustee of a testamentary trust, but:

A)	no qualified trustee makes claim for the benefits within nine months after the death of the employee; or

B)	evidence satisfactory to TIAA is presented at any time within such nine-month period that no trustee can qualify to receive the benefits due,

payment will be made to the successor beneficiaries, if any are designated and survive the employee; otherwise payment will be made to the executors or administrators of the employee’s estate.
If benefits become payable to an inter-vivos trustee (the person appointed to execute a trust created during an individual’s lifetime), but the trust is not in effect or there is no qualified trustee, payment will be made to the successor beneficiaries, if any are designated and survive the employee; otherwise payment will be made to the executors or administrators of the employee’s estate.
Payment to any trustee, successor beneficiary, executor, or administrator, as provided for above, shall fully satisfy TIAA's payment obligations under the contract to the extent of such payment.

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81.
Service of process upon TIAA. We will accept service of process in any action or suit against us on this contract in any court of competent jurisdiction in the United States provided such process is properly made. We will also accept such process sent to us by registered mail if the plaintiff is a resident of the jurisdiction in which the action or suit is brought. This section does not waive any of our rights, including the right to remove such action or suit to another court.

82.
Benefits based on incorrect data. If the amount of benefits is determined by data as to a person's age or sex that is incorrect, the benefits payable will be such as the premium paid would have purchased based on the correct data. Any amounts underpaid by TIAA on the basis of the incorrect data will be paid at the time the correction is made. Any amounts overpaid by TIAA on the basis of the incorrect data will be charged against the payments due after the correction is made. Any amounts so paid or charged will include compound interest at the effective annual rate of 6% per year.

83.
Proof of survival. TIAA reserves the right to require satisfactory proof that anyone named to receive benefits under the terms of the contract is alive on the date any benefit payment is due. If this proof is not received after it has been requested in writing, TIAA will have the right to make reduced payments or to withhold payments entirely until such proof is received. If under a two-life annuity TIAA has overpaid benefits because of a death of which we were not notified, subsequent payments will be reduced or withheld until the amount of the overpayment, plus compound interest at the effective annual rate of 6% per year, has been recovered.

84.
Protection against claims of creditors. The benefits and rights accruing under the contract are exempt from the claims of creditors or legal process to the fullest extent permitted by law. Such exemption does not apply to the extent this contract is issued in connection with a non-qualified deferred compensation plan sponsored by an employer that is not a state or local government, an IRC section 457(b) plan sponsored by an employer that is not a state or local government, a plan operating under IRC section 457(f), or a plan operating under IRC section 415(m).

85.
Compliance with laws and regulations. TIAA will administer the contract to comply with the restrictions of all laws and regulations pertaining to the terms and conditions of the contract. No benefit may be elected and no right may be exercised under the contract if the election of that benefit or exercise of that right is prohibited under an applicable state or federal law or regulation.

The choice of income option and effective date thereof, beneficiary or second annuitant, death benefit payment method and effective date, the availability of transfers and lump-sum benefits, and the rights of spouses to benefits, are all subject to the applicable restrictions, distribution requirements and incidental benefit requirements of ERISA and the IRC and any rulings and regulations issued under ERISA and the IRC.

86.
Correspondence. For questions about the contract, or inquiries about our service, or for help to resolve a problem, contact us at the web address or phone number below or at such other location that we may designate.

TIAA
[www.tiaa-cref.org
800 842-2733]

87.	Change of rate schedule. We may, at any time and from time to time, substitute a new rate schedule for the one currently effective in this contract. A new rate schedule will apply only to

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TIAA Retirement Choice Plus Annuity Contract

benefits arising from any premiums and internal transfers applied to the Traditional Annuity while such rate schedule is in effect. Any change in the rate schedule will not affect the amount of benefits purchased prior to the change by any premiums and internal transfers applied to the Traditional Annuity. A change in the rate schedule will be made only after we have given the contractholder three months' written notice of the change. Any new rate schedule will specify:

A)	the charges for expenses and contingencies;

B)	the interest rates and the mortality bases used for determining benefits arising from amounts applied to the Traditional Annuity; and

C)	any applicable surrender charges on lump-sum benefits and transfer charges on internal transfers arising from amounts applied to the Traditional Annuity.

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TIAA Retirement Choice Plus Annuity Contract

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Teachers Insurance and Annuity Association of America
TIAA Retirement Choice Plus Annuity Contract

RATE SCHEDULE

A)
Rates applicable to premiums and internal transfers applied to the Traditional Annuity. The benefits bought by any premiums and internal transfers applied to the Traditional Annuity while this rate schedule is in effect will be computed on the basis described below. This basis applies to such amounts for as long as such amounts remain in the Traditional Annuity. Any guaranteed interest and additional amounts credited to the Traditional Annuity accumulation will buy benefits calculated on the same basis that is applicable to the premiums or internal transfers that gave rise to such guaranteed interest and additional amounts:

(1)
no deduction for expenses or contingencies, except for any premium taxes incurred by TIAA for the contract and except for any employer plan fee withdrawals in accordance with the terms of the employer plan;

(2)
[interest from the end of the day on which the premium or internal transfer is credited, to the date that such amount is deducted from the Traditional Annuity accumulation, in accordance with the terms of the contract, at the effective annual rate of [x.xx];]

OR
[interest from the end of the day on which the premium or internal transfer is credited, to the date that such amount is deducted from the Traditional Annuity accumulation, in accordance with the terms of the contract, as follows:

[The minimum effective annual interest rate to be credited will be reset each [March 1]. The rate will be set equal to the CMT less [0.0125], rounded to the nearest [0.0005], provided however that the minimum rate will not be less than [1%] nor greater than [3%]. The CMT is the average five-year Constant Maturity Treasury Rate reported by the Federal Reserve for the [calendar month of [January]][[12] month period from [February] through the [January]] preceding the reset date.]

We may make future changes to the reset date and/or to the choice of calendar month for which the average five-year Constant Maturity Treasury Rate will be used to set the CMT. Any such change will be effected only after obtaining any approvals required by the insurance regulatory authority of the jurisdiction shown on page 1, and will also be made to all other contracts written on this form and delivered in that jurisdiction. Any such change will be made only after we have given the contractholder three months’ written notice.]

(3)
for one-life annuities and two-life annuities, annuity payments based on interest at the effective annual rate of 2% after the date that payments begin, and mortality according to the Annuity 2000 Mortality Table (TIAA Merged Gender Mod C), with ages set back three months for each completed year between January 1, 2000 and the date that annuity payments begin, as illustrated in the accompanying chart.

[A surrender charge of [0%] will be deducted from any lump-sum benefit from the Traditional Annuity accumulation arising from amounts applied to the Traditional Annuity while this rate schedule is in effect.]

[A transfer charge of [0%] will be deducted from any internal transfer from the Traditional Annuity accumulation arising from amounts applied to the Traditional Annuity while this rate schedule is in effect.]

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Teachers Insurance and Annuity Association of America
TIAA Retirement Choice Plus Annuity Contract

Betterment of rates. When an employee or an employee’s beneficiary begin benefits under a one-life or two-life annuity, we will compute any benefits provided by the portion of the Traditional Annuity accumulation resulting from amounts applied to the Traditional Annuity while this rate schedule is in effect on the basis stated above, or, if it produces a larger guaranteed benefit, on the basis in use for any single premium immediate annuities then being offered by TIAA for contracts of the same class as this contract.

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Teachers Insurance and Annuity Association of America
TIAA Retirement Choice Plus Annuity Contract

Guaranteed Annual Amount of Income Benefits from the Traditional Annuity under the One-life
Annuity with 10-Year Guaranteed Period option
Provided by $10,000 from Employee’s Accumulation
(assuming a premium tax rate of 0%)

One-twelfth of the amount shown is payable each month

Adjusted Age When Payments Begin	Annual Amount of Monthly Benefit Payments	Adjusted Age When Payments Begin	Annual Amount of Monthly Benefit Payments	Adjusted Age When Payments Begin	Annual Amount of Monthly Benefit Payments
40 41 42 43 44 45 46 47 48 49 50 51 52 53 54 55 56	$305.99 $309.20 $312.54 $316.02 $319.65 $323.43 $327.38 $331.50 $335.79 $340.27 $344.94 $349.82 $354.90 $360.20 $365.73 $371.50 $377.52	57 58 59 60 61 62 63 64 65 66 67 68 69 70 71 72 73	$383.81 $390.38 $397.25 $404.44 $411.96 $419.85 $428.13 $436.82 $445.95 $455.55 $465.65 $476.29 $487.50 $499.31 $511.75 $524.86 $538.66	74 75 76 77 78 79 80 81 82 83 84 85 86 87 88 89	$553.18 $568.43 $584.44 $601.22 $618.78 $637.13 $656.25 $676.14 $696.74 $718.03 $739.91 $762.31 $785.11 $808.15 $831.28 $854.30
The yearly payments shown above are those that result from the application of an accumulation of $10,000 (assuming a premium tax rate of 0%) in the Traditional Annuity to the specified income option when the employee has attained an adjusted age as shown, but has not passed the date on which that adjusted age was attained by as much as one month.
   The employee’s adjusted age equals the employee’s actual age minus three months for each completed year between January 1, 2000 and the date that payments begin. All ages used in computing benefits are calculated in completed years and months. Payments beginning at ages other than those shown, and under other income options, are computed on the basis stated in the rate schedule. For accumulations other than $10,000, payments will be proportionate.

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Teachers Insurance and Annuity Association of America
TIAA Retirement Choice Plus Annuity Contract

B)
Rates applicable to Investment Account accumulations transferred to immediately begin income from the Traditional Annuity. The following applies to Investment Account accumulations attributable to any premiums and internal transfers applied to an Investment Account while this rate schedule is in effect and for as long as such amounts remain in the Investment Account accumulation:

If an employee transfers accumulations from an Investment Account to the Traditional Annuity to purchase a one-life or two-life annuity, with benefits beginning immediately, the resulting guaranteed benefit from the Traditional Annuity will be determined on whichever of these bases produces the largest guaranteed payments:

(1)	(a) interest at the effective annual rate of 1.5%; and

(b)
mortality according to the Annuity 2000 mortality table (TIAA Merged Gender Mod A), with ages set back one year for each completed year between January 1, 2004 and the effective date of the internal transfer;

(2)	the basis otherwise applicable to internal transfers to the Traditional Annuity under the rate schedule in effect on the effective date of the transfer; or

(3)	the basis in use for any single premium immediate annuities then being offered by TIAA for contracts of the same class as this contract.

Group Flexible Premium Deferred Annuity
Fixed and Variable Accumulations
Nonparticipating

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